Exhibit 10.3
    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 10, 2020, between Watford Holdings Ltd., a Bermuda corporation (the "Company"), and Robert Hawley (the "Executive" and together with Company, the "Parties").
WHEREAS, the Parties entered into an employment agreement as of November 30, 2018, as amended (the "Amended Original Agreement"), providing for the employment of the Executive by the Company;
WHEREAS, reference is made to that certain Agreement and Plan of Merger, dated as of October 9, 2020, among the Company, Arch Capital Group Ltd. and Greysbridge Ltd. (the "Merger Agreement"); and
WHEREAS, the Parties desire to amend the Amended Original Agreement by this Amended and Restated Employment Agreement, effective as of the Closing Date (as defined in the Merger Agreement).
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
"Accounting Firm" has the meaning set forth in Section 12.10(b).
"Affiliate" means any Person, in which the Company owns, directly or indirectly, (i) in the case of a corporation, securities representing 50% or more of the total voting power or value of all the then outstanding securities of such corporation, or (ii) in the case of a partnership, limited liability company, association or other business entity, 50% or more of the partnership or other similar ownership interest of such business entity. Notwithstanding the foregoing, for purposes of Article 9, the term "Affiliate" shall not include any noninsurance business of an acquirer of the Company or of any Affiliate of such acquirer.
"Annual Bonus" has the meaning set forth in Section 4.02(a).
"Annual RSU Award" has the meaning set forth in Section 4.03(b).
"Base Salary" has the meaning set forth in Section 4.01.
"Board" has the meaning set forth in Section 3.01.
"Cause" means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) willful disregard or gross negligence in the performance of the Executive's duties; (c) the Executive's conviction of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of Permanent

Disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities; (e) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive's performance of his duties; (f) the Executive's use of illegal drugs; (g) the Executive's failure to use his best efforts to obtain, maintain or renew the work permit described in Section 3.02 below; or (h) the material breach by the Executive of any of the covenants contained in this Agreement. Cause shall not exist with respect to items (b), (d), (e), (f), (g) or (h) (other than, in the case of item (h), a breach of Section 11.01) unless and until Executive has been given written notice specifying in detail the circumstances giving rise to the alleged Cause, and the Executive shall have failed, within thirty (30) days after such notice, to remedy (or, if such alleged cause cannot be remedied within thirty (30) days, diligently commenced to remedy) the alleged Cause.
"Change in Control" means:
(a)the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 33 1/3% (on a fully diluted basis) of either (i) the then outstanding shares of Common Shares, taking into account as outstanding for this purpose such Common Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Shares; or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this Agreement the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate; or (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate;
(b)during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(c)the sale, transfer or other disposition of all or substantially all of the assets of the Company and its Affiliates to any Person that is not an Affiliate of the Company; or
(d)there is consummated a merger or amalgamation or consolidation involving the Company or any direct or indirect subsidiary with any other corporation or other entity, other than (i) a merger or amalgamation or consolidation which results in (A) the voting securities of the Company outstanding immediately prior to such merger or amalgamation or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), 66 2/3% or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or amalgamation or consolidation or (ii) a merger or amalgamation or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 33 1/3% or more of the combined voting power of the Company’s then outstanding securities.
"Code" has the meaning set forth in Section 12.09.
"Common Shares" means the Common Shares of the Company, with an initial par value of $0.01 per share, and includes a fraction of a Common Share.
"Confidential Information" means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court, stock exchange requirement, administrative order or similar official request, or called for in a subpoena or discovery request regular on its face, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.
"Date of Termination" has the meaning set forth in Section 5.06.
"Disability Period" has the meaning set forth in the definition of "Permanent Disability."
"Employment Period" has the meaning set forth in Section 2.01.
"Good Reason" means, without the Executive's written consent and subject to the timely notice requirement and the Company's opportunity to cure set forth in Section 5.05 below, (a) the assignment to the Executive of any duties materially inconsistent with the Executive's then status as an executive officer of the Company or a substantial adverse alteration in the nature of the Executive's responsibilities; (b) a material reduction by the Company in the Executive's Base Salary, Target Bonus or Annual RSU Award; (c) the relocation of the Executive's principal place of employment outside of Bermuda; or (d) any material breach by the Company of the provisions contained in this Agreement.
"Intellectual Property" has the meaning set forth in Section 7.01.
"IPO" means the initial registered public offering of the Common Shares in the United States or a listing of the Common Shares on a United States national securities exchange.
"IPO Grant" has the meaning set forth in Section 4.03(a).
"Justified Termination" has the meaning set forth in Section 5.03.

"Noncompetition Notice" has the meaning set forth in Section 9.01(a).
"Notice of Termination" has the meaning set forth in Section 5.05.
"Performance-Based RSUs" has the meaning set forth in Section 4.03(b).
"Permanent Disability" means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period (the "Disability Period") because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Until the termination of the Employment Period by reason of the Executive's Permanent Disability, the Company shall pay to the Executive $15,000 per month, reduced by any amounts he receives under any disability plan maintained by the Company at such time. The Company shall notify the Executive in writing of any finding of Permanent Disability on its part at the end of the Disability Period. If the Company and the Executive are unable to agree whether he is so disabled, the question shall be decided by a physician designated by the Executive and approved by the Company. The determination of the panel shall be final and binding upon the parties with the costs of the physician to be paid by the Company.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
"Proceeding" has the meaning set forth in Section 4.06.
"Reimbursable Expenses" has the meaning set forth in Section 4.05.
"Renewal Date" has the meaning set forth in Section 2.01.
"Restricted Period" has the meaning set forth in Section 9.01.
"Retirement Age" means the later of (i) the Executive's 55th birthday or (ii) the date on which the Executive has completed five (5) continuous years of service with the Company or any of its Affiliates. For purposes of this definition, the Executive is credited with one year of service after completion of each full 12-month period of employment with the Company or its Affiliates (including for this purpose only, Arch Capital Group Ltd or its Affiliates) as determined by the Company.
"Severance Period" has the meaning set forth in Section 5.02.
"Stock Incentive Plan" means the Watford Holdings Ltd. 2018 Stock Incentive Plan.
"Target Bonus" has the meaning set forth in Section 4.02(a).
"Time-Based RSUs" has the meaning set forth in Section 4.03(b).
"Unjustified Termination" has the meaning set forth in Section 5.02.

ARTICLE 2
EMPLOYMENT
Section 2.01.     Employment. The Company shall continue to employ the Executive, and the Executive shall accept such continued employment with the Company, for the period beginning on January 1, 2018 (the "Renewal Date") and ending as provided in Section 5.01 (such period, the "Employment Period").
ARTICLE 3
POSITION AND DUTIES
Section 3.01.    Position and Duties. During the Employment Period, the Executive shall serve as Chief Financial Officer of the Company and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors of the Company (the "Board"); provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such positions at comparable companies or as may be reasonably required by the conduct of the business of the Company. During the Employment Period the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its Affiliates, whether for compensation or otherwise, without the prior written consent of the Company.
Section 3.02.    Work Permits. The Executive shall use his reasonable best efforts to obtain, maintain and renew a suitable (for the purposes of the Executive's contemplated employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority. The Company shall be responsible for permit fees, and all other expenses, including legal expenses, in connection with obtaining and maintaining such work permit.
Section 3.03.    Work Location. While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) at the offices of the Company in Bermuda. The Executive shall travel to such places on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.
Section 3.04.    Relocation. Upon the termination of Executive's employment for any reason, the Company shall reimburse the Executive up to a maximum of $25,000 for reasonable expenses incurred by him for the cost of relocating all of his household items to Canada and airfare for the Executive and his family to return to Canada, in each case, subject to the Company's requirements with respect to reporting and documentation of such expenses; provided, however, that any such expenses must be incurred by the Executive not later than the last day of the calendar year following the calendar year in which the Executive's "separation from service" (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company occurs, and any such reimbursement shall be made promptly upon presentation by the Executive to the Company of the required documentation and, in all events, no later than the last day of the second calendar year following the calendar year in which the Executive's "separation from service" with the Company occurs.

ARTICLE 4
BASE SALARY AND BENEFITS
Section 4.01.    Base Salary. During the Employment Period, the Executive's base salary will be $335,000 per annum (the "Base Salary"). The Base Salary will be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance. Annually during the Employment Period, the Company shall review with the Executive his job performance and compensation. The amount of the Executive's Base Salary shall be reviewed annually by the Board but shall not be reduced without the written consent of the Executive. Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday. The Executive's salary has been computed to reflect that his regular duties are likely, from time to time, to require more than the normal hours per week and the Executive shall not be entitled to receive any additional remuneration for work outside normal hours.
Section 4.02.    Bonus.
(a)Annual Bonus. In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus") based on a target annual bonus (the "Target Bonus," which term shall include any subsequent adjustments thereto) of an amount equal to 50% of the Base Salary. Such Annual Bonus shall be subject to the terms and conditions of the Company's annual bonus plan.
(b) IPO Cash Bonus. Upon the occurrence of an IPO, the Company shall consider, in its sole discretion, payment to the Executive of a one-time cash bonus.
Section 4.03.    Equity Compensation.
(a)IPO Equity Grant. Upon the occurrence of an IPO, the Company shall award the Executive Company restricted stock units with a value equal to $525,000 (the "IPO Grant"). The number of Company restricted stock units equating to the dollar value of the IPO Grant shall be determined based on the average closing price of the Common Shares for the twenty (20) trading days immediately following the inception of public trading of the Common Shares. The IPO Grant shall become vested in three equal annual installments on the first, second and third anniversaries of the date such award is granted. The terms and conditions of such IPO Grant shall be set forth in a Restricted Stock Unit Agreement entered into between the Company and the Executive and shall be subject to the terms and provisions of the Stock Incentive Plan.
(b)Annual Equity Grants. Each calendar year during the Employment Period commencing on or after January 1, 2020, the Executive shall be eligible to receive a grant of Company restricted stock units (the "Annual RSU Award").  The Common Shares subject to each Annual RSU Award shall have a target value on the date of grant equal to one-third of the fair market value of the IPO Grant based on the closing price of the Company's stock on its last trading day before the grant date.  The actual value of each Annual RSU Award on the date of grant shall be based on an evaluation of the Executive's individual performance by the Company's Compensation Committee. One-half of each Annual RSU Award (the "Time-Based RSUs") shall vest ratably on an annual basis on the first three anniversaries of the grant date of such Annual RSU Award.  One-half of each Annual RSU Award (the "Performance-Based RSUs") shall vest on the third anniversary of the grant date of such Annual RSU Award based on the achievement of certain Company performance goals. The terms and conditions of an Annual RSU Award shall be set forth in a Restricted Stock Unit Agreement entered into between the Company and the Executive and shall be subject to the terms and provisions of the Stock Incentive Plan.
Section 4.04.    Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:
(a)such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;
(b)in addition to the usual public holidays and ten (10) paid days off for sick leave, a maximum of five (5) weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to the Executive's employment hereunder);
(c)benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents;
(d)for each calendar year during which the Executive is employed by the Company for any part thereof, payment by the Company of the reasonable cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda, and the cost paid by the Company under this Section 4.04(d) for each such calendar year shall be paid by the Company promptly upon presentation by the Executive to the Company of the required documentation and, in all events, not later than the end of the following calendar year;
(e)a housing allowance for housing in Bermuda of up to $7,500 per month, less all applicable withholdings, payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance;
(f)payment by the Company annually of the cost of (i) two (2) roundtrip flights between Bermuda and the United Kingdom and (ii) two (2) roundtrip flights between Bermuda and Canada, in each case, for the Executive and the Executive's immediate family members;
(g)the Company shall continue to pay the employee portion of applicable payroll and social security taxes imposed by the government of Bermuda;
(h)the Company shall reimburse the Executive for any taxes imposed on the Executive by any State in the United States by reason of the Executive's performance of services for the Company; and

(i)the Company shall reimburse the Executive for any income taxes incurred by the Executive as a result of any payment from or benefit provided by the Company pursuant to this Section 4.04 (including taxes imposed on the reimbursement payment itself). Any such reimbursement payments shall be made no later than twelve (12) months following the end of the fiscal year in which the related expense is incurred.
Section 4.05.    Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses ("Reimbursable Expenses"), subject to the Company's requirements with respect to reporting and documentation of expenses. Any such reimbursement payments shall be made promptly, but in no event later than twelve (12) months following the end of the fiscal year in which the related expense is incurred.
Section 4.06.    Indemnification; D&O Insurance. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the company's certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys' fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company's certificate of incorporation or bylaws. The Company shall cover the Executive as an insured under any contract of directors and officers liability insurance that is in effect from time to time covering officers and members of the Board. The provisions of this Section 4.06 shall survive any expiration or termination of the Employment Period and continue in effect for so long as the Executive is subject to liability for any of the Executive's acts and omissions to act occurring during his employment or other service as an officer of any entity or member of any board performed at the request of the Company.
Section 4.07.    Retention Amount/2021 Bonus.
(a)If the Executive is employed by the Company or an Affiliate thereof on the six-month anniversary of the Closing Date (as defined in the Merger Agreement), the Company shall pay the Executive $250,000 in cash on the date of such anniversary; provided, however, that if prior to such anniversary the Company terminates the Employment Period without Cause, the Company shall pay the Executive $250,000 in cash within five days following termination.
(b)If the Closing Date occurs in 2021, the Company shall pay to the Executive in a lump sum on the Closing Date a pro-rata Annual Bonus for 2021 (the "2021 Bonus"), based on the number of days elapsed in 2021 through the Closing Date, which 2021 Bonus shall be no less than the product of multiplying (i) the Executive's 2020 Target Bonus, by

(ii) a fraction, the numerator of which is the number of days elapsed in 2021 through the Closing Date and the denominator of which is 365. Any portion of the 2021 Bonus that would typically be payable in the form of equity shall be paid in cash rather than in shares, units or any other form of equity.
ARTICLE 5
TERM AND TERMINATION
Section 5.01.    Term. The Employment Period will terminate on the third anniversary of the Renewal Date; provided that (a) the Employment Period shall terminate prior to such date upon the Executive's death or Permanent Disability, and (b) the Employment Period may be terminated by the Company or by the Executive for any reason upon ninety (90) days prior written notice. In addition, this Agreement will be automatically extended on the same terms and conditions for successive one-year periods following the original Employment Period unless either the Company or the Executive, at least ninety (90) days prior to the expiration of the original Employment Period or any extended term, shall give written notice of its or his intention not to renew this Agreement.
Section 5.02.    Unjustified Termination. Except as otherwise provided in Section 12.09, if the Employment Period shall be terminated (i) at the end of the original or any extended Employment Period due to the Company giving written notice of non-extension pursuant to Section 5.01 above or (ii) prior to the expiration of the original Employment Period (or the Employment Period as extended pursuant to Section 5.01) by the Executive for Good Reason or by the Company not for Cause (such terminations under clauses (i) and (ii) of this Section 5.02 are collectively referred to as "Unjustified Terminations"), then:
(a)the Company shall continue to pay the Executive his Base Salary then in effect for a period of twelve (12) months following the Date of Termination;
(b)the Company shall make a lump-sum payment to the Executive of his Target Bonus then in effect;
(c)for a period of twelve (12) months following the Date of Termination, the unvested portion of the IPO Grant shall continue to vest in equal monthly installments in an amount each month on the monthly anniversary of the grant date of the IPO Grant equal to the product of (i) the number of unvested Company restricted stock units under the IPO Grant on the Date of Termination, multiplied by (ii) a fraction which has a numerator of one (1) and a denominator equal to the number of months remaining (measured from the Date of Termination) until the third anniversary of the grant date of the IPO Grant;
(d)for a period of twelve (12) months following the Date of Termination, the unvested portion of any Time-Based RSUs held by the Executive shall continue to vest in equal monthly installments in an amount each month on the monthly anniversary of the grant date of the such Time-Based RSUs equal to the product of (i) the number of unvested Company restricted stock units under such Time-Based RSUs on the Date of Termination, multiplied by (ii) a fraction which has a numerator of one (1) and a denominator equal to the number of months remaining (measured from the Date of Termination) until the third anniversary of the grant date of such Time-Based RSUs; and

(e)for a period of twelve (12) months following the Date of Termination, the unvested portion of any Performance-Based RSUs held by the Executive shall continue to remain outstanding and be eligible to vest if the performance period with respect to such Performance-Based RSUs ends during such twelve (12) month period;
provided, however, that the Executive shall be entitled to such payments and benefits following Unjustified Terminations only if the Executive has not breached and does not breach in any material respect the provisions of Sections 6.01, 7.01, 8.01, 9.01 or 9.02 and the Executive has entered into a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination and does not revoke such release prior to the end of any revocation period. The period during which payments are made following an Unjustified Termination pursuant to Section 5.02(a), shall be referred to as "Severance Period." Subject to Section 12.09 below, the amount payable under Section 5.02(a) shall be paid as follows: (A) the first two (2) months of the Base Salary shall be paid on the date that is two (2) months following the Date of Termination and (B) the remainder of the Base Salary payments shall be paid in accordance with the Company's regular pay practices, starting with the first pay date following the date that is two (2) months following the Date of Termination. Subject to Section 12.09 below, the amount payable under Section 5.02(b) shall be paid on the 60th day following the Date of Termination. In addition, promptly following an Unjustified Termination, the Executive shall also be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such Unjustified Termination. Notwithstanding any provision hereof to the contrary, in order for the Executive to terminate the Employment Period for Good Reason, such termination of employment must occur no later than sixty (60) days after the date the Executive gives written notice in accordance with Section 5.05 below to the Company of the occurrence of the event or condition that constitutes Good Reason. Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5.02 and the last sentence of Section 5.04, the Executive will be deemed to have terminated his employment on the date of his "separation from service" (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company, the Employment Period will be deemed to have ended on the date of his "separation from service" with the Company, and the Date of Termination will be deemed to be the date of his "separation from service" with the Company. Without limiting the foregoing and Section 5.04, the Executive shall be entitled to the payments and benefits set forth in Section 4.04 which have accrued as of the Date of the Termination.
Section 5.03.    Justified Termination. If the Employment Period shall be terminated (a) prior to the expiration of the original Employment Period (or the Employment Period as extended pursuant to Section 5.01): (i) by the Company for Cause, (ii) as a result of the Executive's resignation or leaving of his employment, other than for Good Reason, or (iii) as a result of the death or Permanent Disability of the Executive, or (b) at the end of the Employment Period as a result of the Executive's provision of written notice not to extend the Employment Period under Section 5.01 (such terminations under clauses (a) and (b) of this Section 5.03 are collectively referred to as "Justified Terminations"), the Executive shall be entitled to receive solely (except as provided in Section 5.04 below) his Base Salary earned through the date of termination of employment, reimbursement of all Reimbursable Expenses incurred by the Executive prior to such Justified Termination and, if the Justified Termination is pursuant to clause (a)(iii) above, a prorated portion of the Executive's Target Bonus then in effect based on the number of days elapsed through the Date of Termination in the calendar year in which the Date of Termination occurs. Without limiting the foregoing and Section 5.04, the Executive shall be entitled to the payments and benefits set forth in Section 4.04 which have accrued as of the Date of the Termination. Notwithstanding the foregoing, if the Executive reaches Retirement Age, the unvested portion of the IPO Grant and each Annual RSU Award shall thereupon vest and be settled upon the regularly scheduled vesting dates.
Section 5.04.    Benefits. Except as otherwise required by mandatory provisions of law, or as set forth in Section 9.01 following delivery of the Noncompetition Notice, all of the Executive's rights to fringe and other benefits under this Agreement or otherwise, if any, accruing after the termination of the Employment Period as a result of a Justified Termination will cease upon such Justified Termination. If the Employment Period is terminated as a result of an Unjustified Termination, then (a) during the Severance Period the Executive shall continue to receive his major medical insurance coverage under the Company's plans in effect on the Date of Termination and (b) the Company shall continue to provide the housing allowance set forth in Section 4.04(e) for the lesser of the Severance Period and the period during which the Executive remains a resident of Bermuda.
Section 5.05.    Notice of Termination and Opportunity to Cure. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the date the termination is to take effect (consistent with the terms of this Agreement), the specific termination provision in this Agreement relied upon and, for a termination for Permanent Disability or for Cause or for a resignation for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. It shall be a condition precedent to the Executive's right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, unless such occurrence cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional fifteen (15) days); provided that, the Company has made and continues to make a diligent effort to effect such remedy or cure.
Section 5.06.    Date of Termination. "Date of Termination" shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated by the Executive for Good Reason, the date specified in the Notice of Termination consistent with the terms hereof, (c) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (d) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination, which date shall be a date on or following the date of such Notice of Termination.

Section 5.07.    Change in Control. In the event the Executive's employment is terminated (i) at the end of the original or any extended Employment Period due to the Company giving written notice of non-extension pursuant to Section 5.01 above, or (ii) by the Company without Cause or by the Executive for Good Reason (in accordance with requirements of Section 5.02 above) at any time following a Change in Control, then:
(a)the Company shall continue to pay the Executive his Base Salary then in effect for a period of twenty-four (24) months following the Date of Termination;
(b)the Company shall make a lump-sum payment to the Executive equal to two (2) times his Target Bonus then in effect;
(c)(i) for a period of twenty-four (24) months following the Date of Termination the Executive shall continue to receive his major medical insurance coverage under the Company's plans in effect on the Date of Termination and the Company shall continue to provide the housing allowance set forth in Section 4.04(e) for the lesser of twenty-four (24) months following the Date of Termination and the period during which the Executive remains a resident of Bermuda, and (ii) the Company shall reimburse the Executive for any income taxes incurred by the Executive as a result of the payment from and benefit provided by the Company pursuant to this Section 5.07(c) (including taxes imposed on the reimbursement payment itself);
(d)the unvested portion of the IPO Grant shall thereupon vest;
(e)the unvested portion of any Time-Based RSUs held by the Executive shall thereupon vest; and
(f)the unvested portion of any Performance-Based RSUs held by the Executive shall thereupon vest as if performance goals with respect such Performance-Based RSUs had been achieved at target level;
provided, however, that the Executive shall be entitled to such payments and benefits following such terminations only if the Executive has not breached and does not breach in any material respect the provisions of Sections 6.01, 7.01, 8.01, 9.01 or 9.02 and the Executive has entered into a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination and does not revoke such release prior to the end of any revocation period. Subject to Section 12.09 below, the amount payable under Section 5.07(a) shall be paid as follows: (A) the first two (2) months of the Base Salary shall be paid on the date that is two (2) months following the Date of Termination and (B) the remainder of the Base Salary payments shall be paid in accordance with the Company's regular pay practices, starting with the first pay date following the date that is two (2) months following the Date of Termination. Subject to Section 12.09 below, the amount payable under Section 5.07(b) shall be paid on the 60th day following the Date of Termination. In addition, promptly following a termination under this Section 5.07, the Executive shall also be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5.07 and the last sentence of Section 5.04, the Executive will be deemed to have terminated his employment on the date of his

"separation from service" (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company, the Employment Period will be deemed to have ended on the date of his "separation from service" with the Company, and the Date of Termination will be deemed to be the date of his "separation from service" with the Company. Without limiting the foregoing and Section 5.04, upon a termination under this Section 5.07, the Executive shall be entitled to the payments and benefits set forth in Section 4.04 which have accrued as of the Date of the Termination.
(g)If this Section 5.07 is applicable, Section 5.02 shall not apply.
ARTICLE 6
CONFIDENTIAL INFORMATION
Section 6.01.    Nondisclosure and Non-use of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such Confidential Information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.
ARTICLE 7
INTELLECTUAL PROPERTY
Section 7.01.    Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, "Intellectual Property"), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed "a work made for hire" under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive's employment hereunder).
ARTICLE 8
DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT
Section 8.01.    Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive's employment with (or services for) the Company for any reason, the Executive will promptly deliver to the Company all property of the Company in the Executive's possession or within his control, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property), irrespective of the location or form of such property and, if requested by the Company, will provide the Company with written confirmation that all such property has been delivered to the Company and/or deleted from computers, as applicable.
ARTICLE 9
NONCOMPETITION AND NONSOLICITATION
Section 9.01.    Noncompetition.
(a)The Executive acknowledges that during his employment with the Company, he has, and will continue to, become familiar with trade secrets and other Confidential Information concerning the Company and its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time (i) during the Employment Period, and (ii) (x) following a Justified Termination and delivery of the Noncompetition Notice by the Company to the Executive, for a period ending three (3) months after the termination of the Executive's employment and (y) following an Unjustified Termination, for a period ending three (3) months after the termination of the Executive's employment (the time described in clauses (i) and (ii), collectively, the "Restricted Period"), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the business of the Company or its Affiliates as such businesses exist or are in process as of the date of termination, within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. The terms of Section 9.01(a)(ii)(x) shall be of no force or effect unless the Company notifies the Executive in writing no later than ten (10) business days following a Justified Termination of its intention to enforce the provisions of Section 9.01(a)(ii)(x) (the "Noncompetition Notice").
(b)Subject to Section 12.09, in the event the Company provides the Executive with the Noncompetition Notice, (i) the Company shall be required to continue to pay the Executive the Base Salary for the Restricted Period, paid in accordance with the Company's regular pay practices, starting with the first pay date following delivery of the Noncompetition Notice, (ii) the Company shall be required to pay in a lump sum an amount equal to 25% of the Executive's Target Bonus then in effect on the first pay date following the delivery of the Noncompetition Notice, (iii) the Executive shall continue to receive major medical insurance coverage benefits from the Company's plans in effect at the time of such termination of employment for the Restricted Period, and (iv) the Company shall continue to provide the housing allowance set forth in Section 4.04(e) for the lesser of the Restricted Period and the period during which the Executive remains a resident of Bermuda and shall reimburse the Executive for any income taxes incurred by the Executive as a result such housing allowance (including taxes imposed on the reimbursement payment itself).

Section 9.02.    Nonsolicitation. The Executive acknowledges that during his employment with the Company, he has, and will continue to, become familiar with trade secrets and other Confidential Information concerning the Company, its Affiliates and their respective predecessors, and that his services are and will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that during the Employment Period and for a period of twelve (12) months thereafter, (a) the Executive will not, directly or indirectly, induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Affiliates at the Date of Termination or within the six-month period prior thereto, and (b) the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.
Section 9.03.    Enforcement. If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration or scope stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration and scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration and scope permitted by law.
ARTICLE 10
EQUITABLE RELIEF
Section 10.01.    Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive's services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company for which it might have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.
ARTICLE 11
EXECUTIVE REPRESENTATIONS
Section 11.01.    Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person that affects his right or ability to perform the duties contemplated by this Agreement, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

Section 11.02.    Company Representations. The Company hereby represents and warrants to the Executive that (a) all acts required to be taken to authorize, deliver and perform this Agreement and the obligations of the Company provided for hereunder have been duly taken; and (b) upon the execution and delivery of this Agreement by the Company, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms.
ARTICLE 12
MISCELLANEOUS
Section 12.01.    Remedies. The Parties will have all rights and remedies set forth in this Agreement, all rights and remedies which the Parties have been granted at any time under any other agreement or contract and all of the rights which the Parties have under any law. The Parties will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.
Section 12.02.    Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.
Section 12.03.    Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company. The Company, or any entity which controls the Company, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to all or substantially all of its business or assets which becomes bound by all of the terms and conditions of this Agreement.
Section 12.04.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
Section 12.05.    Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.
Section 12.06.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 12.07.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be delivered personally by hand, by electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier service (charges prepaid). Communications delivered personally by hand shall be deemed received on the date when delivered personally to the recipient; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof; communications sent by registered or certified mail shall be deemed received four (4) business days after the sending thereof; and communications delivered by overnight courier shall be deemed received one (1) business day after the date when sent to the recipient. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.
If to the Company:	Watford Holdings Ltd.
Hamilton HM 12, Bermuda
Attention: Secretary

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
Section 12.08.    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Section 12.09.    409A and 457A. It is intended that this Agreement will comply with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the "Code") (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 12.09 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.
Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his "separation from service" (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his "separation from service" or (ii) the date of his death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. Any payment to be made after receipt of an executed and irrevocable release within any specified period, in which such period begins in one taxable year of Executive and ends in a second taxable year of Executive, will be made in the second taxable year. In no case will compliance with this Section by the Company constitute a breach of the Company's obligations under this Agreement.
With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries provided for herein that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Notwithstanding anything to the contrary in this Agreement, all payments or benefits that are due after December 31 of the calendar year following the calendar year in which such payment or benefit vests for purposes of Section 457A of the Code, shall be made or provided on such December 31.
Section 12.10.    Excess Parachute Payments. (a) Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates, would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code), the payments under Section 5.02 of this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an "excess parachute payment" (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.
(b)All determinations required to be made under this Section 12.10, including whether a payment would result in an "excess parachute payment" and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the

Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 12.10 shall be final and binding upon the Company and the Executive.
Section 12.11.    No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.
Section 12.12.    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement shall serve as a written statement of employment for purposes of Section 6 of the Bermuda Employment Act 2000. The effectiveness of this Agreement is conditioned on the Closing Date occurring. If the Closing Date does not occur this Agreement shall be null and void ab initio.
Section 12.13.    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word "including" in this Agreement means including without limitation and is intended by the parties to be by way of example rather than limitation.
Section 12.14.    Survival. Sections 3.04, 4.04(i), 5.02, 5.03, 5.04, 5.07, 6.01, 7.01, 8.01 and Articles 9, 10, 11 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
Section 12.15.    Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
Section 12.16.    Jurisdiction. The parties agree to the nonexclusive jurisdiction of the federal and state courts situated in New York County, New York, for the resolution of any dispute arising under this Agreement or under any share-based award agreements between the Company and the Executive.
Section 12.17.    No Activity Within the United States. The Executive will comply with the operating guidelines set forth in Exhibit A.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
WATFORD HOLDINGS LTD.

By:	/s/ Robert Hawley
Name:	Robert Hawley
Title:	Chief Financial Officer

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